ADMINISTRATION AGREEMENT


       AGREEMENT made this 15 day of July, 1987, by and between Carillon Advisers, Inc. ("Adviser") and Carillon Investments,
Inc. ("Administrator"), both Ohio corporations.

       WHEREAS, Adviser has entered into an Investment Advisory
Agreement with Carillon Investment Trust ("CIT"), a registered open-end management investment company; and

       WHEREAS, Adviser's contract calls for the providing or paying for certain management and administrative functions in connection with CIT's corporate existence; and

       WHEREAS, Adviser wishes to employ Administrator to perform such duties;

       NOW, THEREFORE, Adviser engages Administrator and
Administrator accepts such engagement for the compensation indicated hereafter to provide corporate administration for CIT, subject to the following terms and conditions.

       1. Activities of Administrator under this Agreement are subject to the direction and control of CIT's Board of Directors and Administrator hereby agrees to such direction and supervision.

       2. Administrator shall perform the following duties or provide for the following services:

           (a) monitor all services and personnel it supplies in order to insure the effective day-to-day corporate and legal administration of CIT;

           (b) supply internal auditing and internal legal services;

           (c)  supply stationery and office supplies;

           (d)  prepare reports to shareholders of CIT;

           (e)  prepare tax returns;

           (f)  prepare reports to and filings with the
                Securities and Exchange Commission ("SEC") and state securities authorities;

           (g) at CIT's request furnish office space in such place as may be reasonably agreed upon from time to time and all necessary office facilities for CIT;

           (h) supply or at CIT's request, provide persons to perform clerical, accounting, bookkeeping, administration and other similar services (exclusive of those services relating to and being performed under contracts of custodial, transfer, dividend and accounting services by any bank or other organization).

       3. In recognition of the services to be performed, Adviser will pay Administrator an annual fee equal to 0.10% of the average net assets of CIT. CIT will be under no obligation to make any payment to Administrator under the terms of this Agreement.

       4   Administrator will bear all expenses in connection
with the performance of its services under this Agreement. It is understood and agreed that the expenses to be paid by Administrator do not include the following which are to be paid by CIT:

           (a) taxes and fees payable by CIT to federal, state or other governmental agencies;

           (b) brokerage fees and commissions and issue and transfer taxes;

           (c)  interest;

           (d) fees and other expenses of directors of CIT who are not directors, officers or employees of the Adviser or any affiliated person (other than a registered investment company) of the Adviser;

           (e) registration, filing and other fees in connection with requirements of regulatory authorities;

           (f) charges and expenses for custodial, transfer agency, dividend agent and accounting agent services;

           (g) outside legal expenses and expenses in connection with the affairs of CIT, including registering and qualifying its shares with the federal and state regulatory authorities;

           (h) charges and expenses of independent public accountants;

           (i) any cost of stock certificates representing shares of CIT;

           (j) expenses of meetings of shareholders and directors of CIT;

           (k)  cost of corporate existence;

           (l)  advisory fees;

           (m)  insurance premiums;

           (n) cost of printing and mailing registration statements, stock holder reports, prospectuses and proxy statements;

           (o) costs related to CIT's own employees other than those furnished by the Administrator pursuant to
                Section 2(h);

       5. Adviser understands that Administrator may act as Administrator for others and Adviser has no objection to such activities.

       6. Administrator will not be liable for any errors of judgment or mistake of law or for any loss suffered by Adviser or CIT in connection with matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross neglect on Administrator's part in the performance of its duties or from reckless disregard by it or its obligation and duties under this Agreement.

       7. It is understood that any of the shareholders, trustees, officers, employees and agents of CIT may be directors, officers, employees or agents of or be otherwise interested in Administrator, any affiliated person of Administrator, any organization in which Administrator may have an interest, or any organization which may have an interest in Administrator; that Administrator, and any such affiliated person and any such organization may have an interest in CIT and Adviser, and that the existence of any such dual interest shall not effect the validity hereof or of any transaction hereunder except as otherwise provided in the Articles of Incorporation of CIT or by specific provisions of applicable law.

       8. This Agreement will remain in force until cancelled by either Adviser or Administrator with sixty days written notice thereof. CIT may reject this contract by a vote of a majority of its directors and by informing Adviser that they no longer wish Administrator to furnish services to Adviser under the terms of this Agreement.

       9. Administrator may from time to time employ or associate with any person or persons it may believe to be particularly fitted to assist in the performance of this Agreement. Compensation of any such persons will be paid by Administrator and no obligation will be incurred by or on behalf of Adviser or CIT with respect to them. In addition, Adviser and CIT understand that the persons employed by Administrator to assist in the performance of its duties hereunder may not devote their full time to those duties and that nothing contained herein will be deemed to limit or restrict the Administrator's right or the rights of any of Administrator's affiliates to engage in and devote time and attention to other businesses or to render other services of whatever kind or nature.

      10. This Agreement shall be construed in accordance with and governed by the laws of the state of Ohio. This Agreement may be executed simultaneously in two or more counter-parts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

      IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by the respective officers hereunto duly authorized.


CARILLON ADVISERS, INC.              CARILLON INVESTMENTS, INC.



By  /s/ Michael A. Conway            By   /s/ Bruce Avedon
   Michael A. Conway                       Bruce Avedon
   President                               President